Exhibit 21.1

Subsidiaries	Place of Incorporation

Adagene (Hong Kong) Limited	Hong Kong

Adagene (Suzhou) Limited	PRC

Adagene Incorporated	Delaware, United States

ADAGENE PTE. LTD.	Singapore

ADAGENE AUSTRALIA PTY LTD	Australia

ADAGENE AG	Switzerland